Exhibit 8 (ccc )(ii)

Amendment to the

Participation Agreement by and between

GOLDMAN SACHS VARIABLE INSURANCE TRUST,

GOLDMAN, SACHS & CO. AND

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

This Amendment to the Participation Agreement (the “Amendment”) is made and entered into this 28 day of March, 2014 by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), GOLDMAN, SACHS & CO., a New York limited partnership (the “Distributor”), and JEFFERSON NATIONAL LIFE INSURANCE COMPANY, a Texas life insurance company (the “Company”), on its own behalf and on behalf of each separate account of the Company referred to herein.

WITNESSETH:

WHEREAS, the Trust, the Distributor and the Company entered into a Participation Agreement on November 13, 2013 (the “Agreement”); and

WHEREAS, the Trust, the Distributor and the Company wish to amend the Agreement to reflect the offering of Advisor Shares of certain series of the Trust and make certain other changes; and

WHEREAS, Article XI of the Agreement provides that the Agreement may be amended by written agreement signed by all of the parties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Trust, the Distributor and the Company hereby agree as follows:

1.                  Unless otherwise noted or amended herein, all terms used in this Amendment shall have the same meaning as in the Agreement.

2.                  Except as hereby amended, the Agreement remains in full force and effect in accordance with its terms.

3.                  Amendment of Definitions in Article I. The definitions in Sections 1.17 and 1.18 of the Agreement are hereby deleted in their entirety and replaced with the following definitions:

1.17. “Prospectus”—with respect to a Series (or Class) of Trust Shares or a class of Schedule 1 Contracts, each version of the definitive Prospectus or Summary Prospectus (where used or required to be used) and supplement thereto filed with the SEC pursuant to Rule 497 under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, Prospectus shall mean the version of the Prospectus for the applicable Series, Class or Contracts filed most recently prior to the taking of such action. For purposes of Article IX, the term “Prospectus” shall include any statement of additional information incorporated therein.

With respect to a class of Schedule 2 Contracts or Schedule 3 Contracts, Prospectus includes any offering circular or memorandum for such Contracts.

1.18. “Qualified Person”—a person permitted to hold Trust Shares under Treasury Regulation Section 1.817-5(f) in order for any Fund of the Trust to qualify for “look-through” treatment, including, subject to the requirements of Treasury Regulation Section 1.817-5(f), insurance companies and their separate accounts supporting variable annuity contracts and variable life insurance policies, pension and profit-sharing plans qualified under Section 401 of the Code, certain government retirement plans, custody accounts established for individual retirement accounts under Section 408 of the Code, custody accounts established in connection with arrangements under Section 403(b)(7) of the Code, and such other persons or plans permitted under Treasury Regulation Section 1.817-5(f) to hold Trust Shares without impairing the ability of the Accounts to treat the portfolio investments of a Fund as constituting investments of the Accounts for the purpose of satisfying the diversification requirements of Section 817(h) of the Code.

4.                  Amendment of Provisions in Article IV. Sections 4.4, 4.5 and 4.6 of the Agreement are hereby deleted in their entirety and replaced with the following:

4.4. Specific Requests for Summary Prospectuses. The Company shall not bind together the Summary Prospectuses or Statutory Prospectuses for the Series and Classes available under this Agreement with Summary Prospectuses and Statutory Prospectuses for shares of other investment companies, or any other document except as expressly permitted by and in Rule 498(c)(2) and any Applicable SEC Guidance. The Company shall deliver or provide all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any Applicable SEC Guidance.

4.5. Web Site Posting. The Trust or its service provider shall maintain the Fund Documents Web Site. At the Company’s request, the Trust or its service provider may provide the Company with URLs to the current Fund Documents for use with the Company’s electronic delivery of Fund Documents or on the Company’s Web site. The Company will be responsible for the maintenance of any web links to such URLs on the Company’s Web site. The Trust agrees to use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses. However, the Trust and the Distributor make no warranty, express or implied, that the Fund Documents Web Site, the Fund Documents, or any URLs provided will be free from any defects, bugs, errors or malfunctions.

4.6. Response to Requests for Additional Fund Documents. Within three (3) Business Days of receiving a request for a paper copy of a Fund Document, the Trust shall promptly send the same to the person requesting it free of charge. Within three (3) Business Days of receiving a request for an electronic copy of a Fund Document, the Trust shall send, by e-mail to the requestor, either a PDF copy of, or an electronic link to, the same free of charge. The Company shall respond in accordance with Rule 498(f)(1) to requests for additional Fund Documents made by a person directly to the Company or one of its affiliates.

2

5.                  Amendment of Provisions in Article VII. Sections 7.1, 7.2 and 7.4 of the Agreement are hereby deleted in their entirety and replaced with the following:

7.1. Expenses. All expenses incident to each party’s performance under this Agreement (including expenses expressly assumed by such party pursuant to this Agreement) shall be borne by such party to the extent permitted by law, except as otherwise provided below or in a separate agreement.

7.2. Trust Expenses. Expenses incident to the Trust’s performance of its duties and obligations under this Agreement include, but are not limited to, the costs of:

(a) registration and qualification of the Trust Shares under the federal securities laws;

(b) preparation and filing with the SEC of the Trust’s Prospectuses, Summary Prospectuses, Statement of Additional Information, Registration Statement, information statements, proxy statements and other proxy materials, and shareholder reports, and preparation of a “camera-ready” copy of the foregoing;

(c) preparation of all statements and notices required by Applicable Law;

(d) provision and maintenance of the Fund Documents Web Site;

(e) printing of all information statements, proxy statements and other proxy materials, shareholder reports, Prospectuses, Summary Prospectuses and other documents required to be provided by the Trust to its existing shareholders, and providing sufficient copies of the same to the Company for distribution to Contract Owners then invested in Accounts that hold Trust Shares; provided, however, that if the Company prints copies of a Trust Prospectus (or portions thereof) or Summary Prospectus as part of a larger document containing Prospectuses of other investment companies, any expense obligation of the Trust shall be limited only to its share of the cost of printing the document. For this purpose, the Trust’s share shall be the percentage of the total cost of the document represented by the ratio that the number of pages of the Trust’s Prospectus or Summary Prospectus bears to the total number of pages in the document;

(f) all taxes on the issuance or transfer of Trust Shares;

(g) payment of all expenses of operating the Trust, including, without limitation, expenses relating to fees for custody, auditing, transfer agency services, legal services, investment management services, and insurance coverage, as well as Trustee compensation and 1940 Act Rule 24f-2 fees in connection with sales of Trust Shares to Schedule 2 Accounts, Schedule 3 Accounts, and Qualified Persons;

3

(h) payment of any expenses permitted to be paid or assumed by the Trust pursuant to a Rule 12b-1 Plan; and

(i) provision or printing of Trust proxy statements and other proxy materials required in connection with the Company’s obligation to solicit voting instructions from Contract Owners.

7.4. Other Expenses and Payments. The Trust and the Distributor shall pay no fee or other compensation to the Company under this Agreement. Each party, however, shall, in accordance with the allocation of expenses specified in this Agreement, reimburse other parties for expenses paid by such other parties, but allocated to it. In addition, nothing herein shall prevent the parties from otherwise agreeing to perform, and arranging for appropriate compensation for, services relating to the Trust, the Distributor, the Company or the Accounts.

Notwithstanding anything else in this Agreement, pursuant to any Rule 12b-1 Plan adopted by the Trust, and as contemplated by Article 3.2(g) of this Agreement, the Trust or any Series or Class thereof may pay the Distributor, and the Distributor may pay the principal underwriter or distributor of one or more classes of Contracts, for activities primarily intended to result in the sale of Trust Shares to the Accounts through which such Contracts are issued. Likewise, pursuant to any shareholder service plan adopted and implemented by the Trust or any Series or Class thereof under Rule 12b-1 of the 1940 Act or otherwise, the Trust or the appropriate Series or Class may pay the Distributor and the Distributor may pay the principal underwriter or distributor of one or more classes of Contracts, or the Company, for activities related to personal service and/or maintenance of Contract Owner accounts and/or administration services, as permitted by such plan.

6.                  Amendment of Section 8.1. The reference to Section 2.8 in Section 8.1 of the Agreement is revised to Section 1.18.

7.                  Amendments to Schedules.

Schedule 1 is hereby deleted in its entirety and replaced with the attached Schedule 1.

***SIGNATURE PAGE FOLLOWS***

4

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

GOLDMAN SACHS VARIABLE INSURANCE TRUST
(Trust)

Date: ___________________:	By: ______________________________________________
Name:
Title:

GOLDMAN, SACHS & CO.
(Distributor)

Date: ___________________	By: ______________________________________________
Name:
Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY
(Company)

Date: ___________________	By: ______________________________________________
Name: Craig Hawley
Title: General Counsel & Secretary

5

SCHEDULE 1

Schedule 1A

Separate Accounts of the Company Registered Under the 1940 Act as Unit Investment

Trusts

The following separate accounts of the Company are subject to the Agreement:

Name of Account	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number	Type of Product Supported by Account
Jefferson National Life Annuity Account G	May, 2003	811-07501	Variable Annuity

Schedule 1B

Variable Annuity Contracts and Variable Life Insurance Contracts Registered Under the

Securities Act of 1933

The following Contracts are subject to the Agreement:

Name of Contract	Available Funds/ Share Classes	1933 Act Registration Number	Type of Product Supported by Account
Monument Advisor (JNL 2300-3 and all series of the contract)	All Series of the Goldman Sachs Variable Insurance Trust – Institutional Shares and Service Shares Goldman Sachs Multi-Strategy Alternatives Portfolio - Advisor Shares	33-124048	Variable Annuity

6